Exhibit 99.1

For Immediate Release

May 29, 2020

Contact:

Kelly Knobeck

E-mail: investors@nexgel.com

NEXGEL, Inc. Announces the Acquisition of the

Sport Defense LLC Product Line

LANGHORNE, PA - NEXGEL, Inc. (“NEXGEL”) announces the acquisition of Sport Defense LLC’s (“Sport Defense”) line of products. This strategic acquisition allows NEXGEL to vertically integrate and build out its portfolio of branded consumer products.

Sport Defense is a marketing and distribution company that leverages the unique benefits of ultra-gentle, high-water content hydrogels, manufactured by NEXGEL, to build brands that treat various ailments of the skin caused by athletic training, such as blisters, turf burns, scrapes and skin irritations. Sport Defense has been successful in building niche brands to serve a myriad of challenges, their brands include:

•	Dancer Dots/Dancer Dot Minis, developed for point ballet dancers
•	Turfguard, addresses turf burn, made w/silver lined hydrogel
•	Foot Defense, to reduce blistered feet (Q2 2020 launch)
•	Nip Guard, to eliminate irritation for male distance runners

Sport Defense works to address under-served opportunities in the market with FDA approved therapeutic products, previously reserved for the professional wound care market and applies them to the consumer sport market.

Sport Defense first achieved success with Dancer Dots, a brand designed for point ballet dancers around the world. The company partnered with Gaynor Minden, a world-renowned leader in ballet shoes, to deliver relief and protection to dancer’s who often have major issues with foot sores and blisters from their rigorous training and performances.

“Sport Defense’s proven model of applying medical technology to the sports market fits perfectly with NEXGEL’s vision of using many of the same medical technologies for beauty and cosmetics, podiatry and OTC remedies,” stated NEXGEL CEO, Adam Levy. This transaction has been approved by NEXGEL’s Board of Directors and is scheduled to close on Friday, May 29th 2020. The terms of the transaction were not disclosed.

About NEXGEL, INC.

NEXGEL has been a leading provider of ultra-gentle, high-water content hydrogels to leading medical companies around the world. Based in Langhorne, Pennsylvania, we’ve been developing and manufacturing electron-beam cross-linked hydrogels for over 23 years. In that time, our team has formulated over 200 different combinations to bring some of the best OTC, cosmetic, and natural ingredients to the skin in a gentle patch that can be worn for long periods of time with little to no irritation. NEXGEL, Your Skin Friendly Patch Co.

Forward Looking Statements

This press release contains certain forward-looking statements, including those relating to the Company’s product development, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. Additional written and oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange